Exhibit 99.1

Bank of Florida Corp. Announces Preliminary Fourth Quarter and Full Year 2008 Results

NAPLES, Fla.--(BUSINESS WIRE)--February 4, 2009--Bank of Florida Corporation (NASDAQ:BOFL) today announced preliminary results for the fourth quarter and full year ended December 31, 2008:

  Fourth quarter provision for loan losses expected to be approximately $16.0 million
  Allowance for loan losses of 2.32% of total loans, an increase from 1.14% in the third quarter
  Nonperforming loans of 5.63% of total loans, an increase from 2.33% in the third quarter
  Net charge-offs expected to be approximately 0.26% of average loans, down from 1.72% of average loans in the third quarter
  Net interest margin expected to be approximately 2.89%, a decrease of 44 basis points compared to 3.33% reported during the third quarter
  Loans grew approximately 2% compared to the third quarter of 2008, or 9% on an annualized basis
  Fourth quarter net loss of approximately $10.0 million or $0.78 per diluted share
  Net loss of approximately $13.2 million or $1.03 per diluted share for the year ended December 31, 2008
  Remain well-capitalized for regulatory purposes
  Tangible equity as a percentage of tangible assets of approximately 8.40%

Bank of Florida Corporation expects its fourth quarter provision for loan losses to increase to approximately $16.0 million, up $9.8 million from $6.2 million in the third quarter of 2008. The increased provision for loan losses resulted from a significantly higher level of nonperforming loans due to continued weakness within the residential land and construction loan portfolio related to the challenging economic and housing conditions that persist across the Company’s markets. Nonperforming loans are expected to be approximately $71.9 million, or 5.63% of total loans, up $42.8 million from $29.1 million or 2.33% of total loans in the third quarter of 2008. Loans 30-89 days past due are expected to be approximately $22.7 million, down $14.5 million from $37.3 million in the third quarter of 2008.

Fourth quarter 2008 net charge-offs are expected to be approximately $780,000, or 0.26% of average loans on an annualized basis, down $4.4 million from $5.2 million or 1.72% of average loans in the third quarter of 2008. As a result of the increased provision for loan losses, the allowance for loan losses is expected to be $29.5 million or 2.32% of total loans, an increase of $15.3 million compared to $14.3 million or 1.14% of total loans in the third quarter of 2008.

During the fourth quarter of 2008, the net interest margin decreased approximately 44 basis points to 2.89% from 3.33% in the third quarter. This decrease was primarily due to the 175 basis point decline in the prime rate that occurred during the fourth quarter, interest reversals on a higher level of nonaccrual loans, and a higher level of on-balance sheet liquidity. Total loans grew at an annualized rate of 9% compared to the third quarter.

“The significantly higher provision for loan losses primarily stems from an increased level of nonperforming loans within our residential land and construction loan portfolio,” said Michael L. McMullan, Bank of Florida Corporation’s President and Chief Executive Officer. “While buyers’ interest in residential properties across our markets has increased on a year-over-year basis, sales activity remains slow and continues to impact our borrowers’ ability to carry additional inventories of unsold residential properties for longer periods of time. It was necessary to build our allowance for loan losses during the fourth quarter given the continued challenging economic environment. As a result of these actions, we believe Bank of Florida will emerge from the current credit cycle a stronger and more sound financial institution. In addition, over the past twelve months, we have continued to decrease our exposure to residential land and construction loans. As of December 31, 2008, residential land and construction loans accounted for approximately 9% of total loans, down from 15% as of December 31, 2007. This decreasing exposure to residential land and construction loans will allow us to better identify and manage the risks associated with this segment of our loan portfolio moving forward. We continue to work through our effective process in resolving problem credits which includes closely monitoring our loan portfolio, determining current residential real estate valuations, and recognizing nonaccruals and losses as early as possible. Lastly, we expect to remain well-capitalized following the increased provision for loan losses expected during the fourth quarter of 2008.”

The Company elected to defer the release of its preliminary results of operations as the state banking regulator commenced their regularly scheduled examination of the Company’s three bank subsidiaries in early January. As part of its monthly and quarterly loan review and reserve analysis, Bank of Florida continued to record loan loss reserves in the fourth quarter which it deemed prudent based on its fundamental understanding of its markets. Out of a desire to see if the state banking regulator’s evaluation of the Company’s markets and asset quality was in line with that of the Company, it delayed the issuance of its preliminary press release until this time. Based on the current state of the examinations, the Company does not anticipate any material deviation from the preliminary results reported in this release.

Final fourth quarter 2008 results will be announced on February 13, 2009 before the stock market opens. The Company’s Chief Executive Officer and President, Michael L. McMullan, and Chief Financial Officer, Tracy L. Keegan, will hold a conference call at 9:00 am on the same day to discuss the Company’s financial results, business highlights, and outlook.

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com